Exhibit 99.1

iMedia Appoints Alan Aldworth to its Board of Directors

MINNEAPOLIS, MN – January 31, 2023 – iMedia Brands, Inc. (“iMedia”) (NASDAQ: IMBI, IMBIL) announced today that it has appointed Alan Aldworth to its board of directors, effective January 30, 2023.

Mr. Aldworth is a proven media executive with over 30 years of leadership positions in publicly held interactive media and publishing companies, including his roles as CEO of ProQuest, President of Tribune Education, and CFO of Tribune Company Publishing Division. At Tribune and ProQuest, and subsequently as a board director, Mr. Aldworth led public offerings, raised venture capital, public and private debt, and managed over 50 M&A transactions and divestures totaling $5 billion. Today, Mr. Aldworth is Managing Director of Alexander West Capital, LLC. Mr. Aldworth holds a Bachelor of Science in Commerce and Accounting from DePaul University, holds an MBA from Kellogg Graduate School of Management Northwestern University, and is a CPA (non-active status).

“Alan is an important addition to our board,” said Landel Hobbs, chairman of iMedia. “His experience in media as a public company director complemented by his entrepreneurial achievements will enable him to instantly create a positive impact on our journey.”

Commenting on his appointment, Mr. Aldworth said, “I am excited to be part of iMedia and I look forward to helping the teams continue to build an entrepreneurial culture focused on innovation. Today’s shifting media landscape requires that skill and that grit.”

Mr. Aldworth fills a board vacancy created by the resignation of Lisa Letizio, effective January 30, 2023. Commenting on the departure, Hobbs said: “On behalf of the iMedia board, we appreciate Lisa’s years of service and contributions to our business and wish her well in her future endeavors.”

About iMedia Brands, Inc.

iMedia Brands, Inc. (NASDAQ: IMBI, IMBIL) is a global media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The Company owns and operates four television networks, ShopHQ, 1-2-3.tv, ShopBulldogTV and ShopHQHealth. It’s flagship television network, ShopHQ is nationally distributed in the U.S. to over 90 million homes via its affiliation agreements with cable, satellite, and broadcast platforms, and it reaches additional viewers through its social platforms and its OTT Apps available on Roku, Apple TV, Amazon Fire and Samsung Smart-televisions.

iMedia’s common stock is traded on the NASDAQ Global Market stock exchange under the ticker IMBI. iMedia’s 8.5% bonds are also publicly traded on the NASDAQ Global Market under the ticker IMBIL and pay holders 8.5% interest quarterly in arrears on March 31, June 30, September 30, and December 31.

Investors:

Ken Cooper

kcooper@imediabrands.com

(952) 943-6119

Media:

press@imediabrands.com

(952) 943-6125

Cautionary Statement Concerning Forward-Looking Statements

This document may contain certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding future revenue and adjusted EBITDA are forward-looking. The Company often uses words such as anticipates, believes, estimates, expects, seeks, predicts, should, plans, will, or the negative of these terms and similar expressions to identify forward-looking statements, although not all forward looking-statements contain these words. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; the Company’s ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; logistics costs including the price of gasoline and transportation; and the risks described from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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